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                                                                  EXHIBIT 3.17



                           CERTIFICATE OF FORMATION

                                       OF

                              BUCKEYE MT. HOLLY LLC


        1. The name of the limited liability company is Buckeye Mt. Holly LLC.

        2. The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of its registered agent at such address is Corporation Service Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Buckeye Mt. Holly LLC this 10th day of September, 1999.



                                               /s/ Sheila Jordan Cunningham
                                               ---------------------------------
                                               Sheila Jordan Cunningham